Exhibit 99.1
Commercial Metals Company Announces Resignation of Russell B. Rinn,
Executive Vice President and President of the CMC Americas Division
     Irving, TX — February 1, 2010 — Commercial Metals Company (NYSE: CMC) announced today that Russell B. Rinn, Executive Vice President of CMC and President of the CMC Americas Division, has tendered his resignation, effective Friday, February 5, 2010. Consistent with the Company’s continuous succession planning process, a number of internal and external candidates will be considered to head the CMC Americas Division. Having led the CMC Americas Division since 2007, Rinn’s resignation follows 31 years of distinguished service to the Company. Following his resignation, Rinn will pursue his private businesses and other interests.
     Murray McClean, Chairman of the Board, President, and Chief Executive Officer said, “CMC wishes Russ all the best and greatly appreciates his loyalty, dedication and contributions to the Company. I am also pleased that Mr. Tracy L. Porter will step in on an interim basis to manage the CMC Americas Division while the Company completes a search for Russ’ successor.” Porter, who has been with CMC for nineteen years, started his career with CMC at the Sequin, Texas minimill, later became General Manager of the CMC Steel Arkansas/CMC Southern Post unit in Magnolia, Arkansas, and currently heads CMC’s Rebar Fabrication Division within the CMC Americas Division.
     Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2009-10